Contract of Permission for Operating the Business
                       of Selling Merchandize and Souvenir
                       at Chiangmai International Airport


                                                 Contract No. ChorMor. 1-20/2540





This contract is made at Airports Authority of Thailand on 9 July 1997 between Airports Authority of Thailand, represented by Group Captain Panya Siangcharoen, Deputy Governor of Airports Authority of Thailand, hereinafter called "AAT" of one part, and J.M.T. Group Co., Ltd., registered as a juristic person Company Limited under the Civil and Commercial Code, with the head office at 189/58 Soi Wat Daowadung, Somdej Phra Pinklao Road, Kwang Bang Yee Khan, Khet Bang Plad, Bangkok, and a branch office at International Passengers Building, Bangkok International Airport, represented by Mr. Viratana Suntaranond, the authorized person to enter juristic act binding J.M.T. Group Co., Ltd. according to the Certificate No. Chor 1903 dated 5 February 1997 issued by the Office of Partnership/Company Registration, Bangkok, hereinafter called "the Business Operator" of the other part.


Whereas Airports Authority of Thailand is desirous to have a business operation selling merchandize and souvenir at Chiangmai International Airport and the Business Operator is competent and desirous to operate the said business.

Therefore, both parties agree to enter into a contract, as follows:

1.   Business Operation

     AAT agrees to give permission and the Business Operator agrees to receive the permission to operate the business of selling merchandize and souvenir to the airport's passengers or service users in the passengers building at Chiangmai International Airport under the terms and conditions of this contract. for a period of three years, from 1 June 1997 to 31 May 2000.


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2.   Fee,  Remuneration,  Tax & Duty,  Miscellaneous  Expenses  and  Method  of
     Payment


     2.1 The Business Operator agrees to pay a fee for entering into the contract and remuneration for receiving permission to operate the business of selling merchandize and souvenir under this contract to AAT, as follows:


          2.1.1 Fee for entering into the contract, Baht 5,000.- (Five  Thousand
                Baht), not including value added tax.


          2.1.2 Regarding remuneration for receiving permission to operate the business of selling merchandize and souvenir under this contract, the Business Operator agrees to make monthly payment to AAT in advance by the 5th of every month:


                    The first year, from 1 June 1997 or the opening date of business, whichever comes first, to 31 May 1998, Baht 22,000.- (Twenty Two Thousand Baht) per month


                    The second year, from 1 June 1998 to 31 May 1999, Baht 24,200.(Twenty Four Thousand Two Hundred Baht) per month


                    The third year, from I June 1999 to 31 May 2000, Baht 26,620.(Twenty Six Thousand Six Hundred Twenty Baht) per month


               The said remuneration does not include value added tax, for which the Business Operator has the duty to pay at the rate stipulated by law.


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     2.2  The remuneration the Business  Operator agrees to pay to AAT according
          to  Clause  2.1.2  is  calculated   from  the  business   premises  of
          approximately 67.25 square metre. If it appears, after completion of the renovation and decoration, that the business premises shall be increased or decreased from the original, the Business Operator agrees to pay the increased or decreased remuneration to AAT accordingly to
          the   increased  or  decreased   space   multiplied   by  the  average
          remuneration per square metre.


     2.3 The Business Operator shall be responsible for payment of taxes and/or miscellaneous expenses incurred from business operation under this contract at the rates stipulated by law and/or AAT's directives.


     2.4 All payment under this contract shall be made to Administrative Section, Chiangmai International Airport. After the Business Operator has made payment to AAT, AAT shall issue a receipt to the Business Operator as evidence. The receipt shall have the signatures of Director, Finance Division, Finance Department, of AAT or the
          designated person, jointly with finance officer, Administrative Section, Chiangmai International Airport or the designated person.


          If the Business Operator is in default of payment due to AAT under this contract, the Business Operator agrees to pay a fine to AAT at a rate of 1.5% (one point five) per month of the outstanding amount. Fraction of a month shall be calculated as one month.


          The Business Operator acknowledges that this context is separate and shall not impair AAT's right to terminate the contract or the right of claim.

3.   Duties and Responsibilities of the Business Operator

     3.1 In operating the business under this contract, the Business Operator agrees to invest in renovation and decoration of the premises to be beautiful and modern, and acquire tools and equipment at the Business Operator's own expense.


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     3.2  The Business Operator shall not transfer the business  operation under this contract or permit a third party to operate it, either in part or in whole; unless a written permission has been obtained from AAT first. In view of this, though the Business Operator may have obtained permission from AAT, the Business Operator shall remain to be liable to the business operation under this contract.

     3.3 The Business Operator shall operate the business under this contract with expertise, caution and abilities in accordance with the standard of operators in this particular business, whereby the Business Operator shall take into account AAT's reputation and image.

     3.4 In operating the business of selling merchandize and souvenir under this contract, the Business Operator agrees to sell only ceramics, silverware, music records and tape, video tape, souvenir, miscellaneous items, cigarettes and cigars only.


          It is prohibited for the Business Operator to provide services or sell the following:


                 snacks and beverages
                 food court
                 packaged local food
                 materials and products made of silk, cotton accessories flower and fruit book, magazine, map, postcard, postal products, CDROM, tourism tape, video and book, and stationery


     3.5 The Business Operator shall sell the merchandize at the prices and quality equivalent to those in the Business Operator's branch or the same type of shop located in department store in Chiangmai Province.


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     3.6  The Business Operator shall have price tags visibly displayed, in Baht and other foreign currencies as deemed appropriate. In case the Business Operator has received a different foreign currency from the price tag, the Business Operator shall use the same exchange rate as the bank in Chiangmai International Airport. Moreover, the exchange rates shall be visibly displayed.


     3.7 The Business Operator shall forward a written price list of merchandize to AAT prior to opening the business. In case of any change of price or merchandize, AAT shall be notified on every occasion.


     3.8 Should there be any complaint regarding the price or quality of the merchandize, AAT reserves the right to request the Business Operator to adjust the price or quality thereof as AAT deems appropriate.


     3.9 If the Business Operator has other income from advertising, such advertising shall be of the merchandize on sale only; whereby a written permission must be obtained from AAT first.


     3.10 AAT reserves the right to specify the type of merchandize and notify the Business Operator to refrain from selling certain types of merchandize that AAT deems inappropriate, for which the Business Operator shall strictly comply.


     3.11 The Business Operator shall open the business under this contract daily, at least from 08.00 to 21.00 hrs. If the Business Operator is desirous of changing the opening and closing time of business, a written permission must be obtained from AAT first.


     3.12 The Business Operator shall oversee the staff or employees or the persons whom the Business Operator have appointed, assigned, hired or asked to perform various works in the business operation to dress in neat uniforms. Especially, the staff and employees who provide services shall pin their name tags and perform their duties politely and in good manner.


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     3.13 In operating the business under this contract,  if any damage occurred to the property or reputation of AAT, whether by any action of the Business Operator or the person whom the Business Operator has appointed, assigned, hired or asked to perform various works in the business operation, the Business Operator shall make compensation for such damage.


     3.14 The Business Operator shall facilitate staff of AAT, who have been appointed or assigned to oversee the Business Operator's business under this contract, to have access to the premises or documents related thereto, as well as to audit the Business Operator's accounts from time to time during reasonable hours.


     3.15 The Business Operator shall comply with the laws governing the business operation under this contract, be it existing or to be issued in the future.


     3.16 The Business Operator shall show the total monthly income from the business operation under this contract to AAT by the 20th of the following month. Of the amounts received in foreign currencies, the Business Operator shall convert them into Baht, using the same exchange rates of the bank in Chiangmai International Airport as at the last day of the month.

4.   Performance Guarantee


     In entering into this contract, the Business Operator has submitted the Letter of Guarantee No. L/G L40-1433 dated 13 June 1997 of Metropolitan Bank Public Company Limited for Baht 133,100, - (One Hundred Thirty-Three Thousand One Hundred Baht) to AAT as security for performance according to the contract. The said Letter of Guarantee shall be returned after the Business Operator has been relieved from all obligations under this contract.


5.   Exercising the Right to Terminate the Contract


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     5.1  During the  contract  period,  if AAT is  desirous  to  terminate  the contract prior to the expiration date specified in Clause 1, AAT has the right to do so; provided that a written notice shall be given not less than 30 (thirty) days in advance. In this respect, the Business Operator has no right to claim for any damages from AAT.


     5.2 If there is reasonable grounds to believe that the Business Operator shall not be able to operate the business under this contract successfully or the Business Operator is in breach of any clause of the contract, AAT has the right to terminate this contract and permit a third party to operate the business thereafter. Furthermore, the Business Operator shall be responsible for paying damages to AAT as well.

6.   Dispute


     In case of any dispute arisen from this contract, both parties agree that the case shall be presented to the court in Bangkok.


This contract is made in duplicate. Both parties, having read and understood it entirely, hereunder sign their names and affix seal (if any) in the presence of witnesses and each retaining one copy.





                      AAT                       Business Operator







 (Signed) Group Captain                        (Signed)
                    (Panya Siangcharoen)             (Mr. Viratana Suntaranond)





  Witness                                       Witness


  (Signed)                                     (Signed)
          (Miss Chor. Jaruwan Petpaisit)             (Mrs. Manunya Benjakun)